Exhibit 1.1

Execution Version

August 5, 2025

Bleichroeder Acquisition Corp. I

1345 Avenue of the Americas, Fl 47

New York, NY 10105

Re: Amendment to the Underwriting Agreement dated as of October 31, 2024

Ladies and Gentlemen:

On October 31, 2024, Bleichroeder Acquisition Corp. I, a Cayman Islands exempted company (the “Company”) and Cohen and Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM” or the “Representative”), as the representative of the underwriters, entered into that certain underwriting agreement (the “Underwriting Agreement”), relating to an underwritten initial public offering (the “IPO”) of 25,000,000 units (“Units”). Capitalized terms used herein but not defined in context are defined in the Underwriting Agreement. Pursuant to Section 9.3 of the Underwriting Agreement, the Company desires to amend the Underwriting Agreement by executing this amendment (“Amendment”) as set forth below.

The parties hereby agree to amend and restate Section 1.3.2 in its entirety to read as follows:

1.3.2 Delayed Underwriting Commission. The Company agrees to pay the Underwriters 0.8% per unit ($2,000,000), whether or not the underwriters’ overallotment option is exercised in full. Of this amount, $1,000,000 shall be payable to the Underwriters upon the closing of the Offering and $1,000,000 shall be payable to the Underwriters from working capital in equal amounts monthly in the three months commencing on September 1, 2026.

The Underwriting Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of the parties under the Underwriting Agreement, as in effect prior to the date hereof. This Amendment may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

This Amendment shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

This Amendment shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in the Underwriting Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf’, “tif’ or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Page Follows]

If the foregoing correctly sets forth the understanding between the Representative and the Company, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

BLEICHROEDER ACQUISITION CORP. I

By:	/s/ Michael Blitzer
Name:	Michael Blitzer
Title:	Chief Executive Officer

Accepted on the date first above written.

COHEN & COMPANY CAPITAL MARKETS,

A DIVISION OF J.V.B. FINANCIAL GROUP, LLC, as a

Representative of the several underwriters

By:	/s/ Jerry Serowik
Name:	Jerry Serowik
Title:	Senior Managing Director

[Signature Page to Underwriting Agreement]